EXHIBIT 10.111(a)

                        TERMINATION AND RELEASE AGREEMENT



     This Termination and Release Agreement made this ____ day of May, 2000, by and between Play Co. Toys & Entertainment Corp. ("Play Co."), a Delaware corporation, having its principal place of business at 550 Rancheros Drive, San Marcos, California 92069 and ZD Group, LLC ("ZD"), a New York Limited Liability Company, having an address at 1385 Broadway, Suite 814, New York, New York 10018.

                                R E C I T A L S:
                                - - - - - - - -

     WHEREAS, on November 11, 1998 the parties hereto entered into a certai0n Agreement providing, among other things, for the issuance of a Letter of Credit upon the application of ZD for the benefit of Play Co. to secure certain obligations of Play Co. and which provided further that Play Co. would pay a certain defined "Guaranty Fee" (the "Agreement"); and

     WHEREAS, the parties desire to resolve questions between them concerning the amount of the Guaranty Fee and the payment thereof and to terminate the Agreement.

     NOW, THEREFORE, it is agreed:

     1. Play Co. shall pay to ZD the sum of $500,000.00 in full satisfaction of any and all obligations to ZD for the Guaranty Fee.


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     2. Effective  upon such payment,  ZD's  obligations  under the Agreement to guaranty the credit of Play Co. and to provide letters of credit shall be terminated and the parties shall release be deemed to have released each other from any and all claims, demands or obligations of any nature, kind or description arising out of the Agreement.

     IN WITNESS WHEREOF, the parties have set their hands and seals the day and year first above written.


                                           PLAY CO. TOYS & ENTERTAINMENT  CORP.



                                       By: /s/____________________________



                                           ZD GROUP, LLC



                                       By: /s/____________________________